Putnam Dynamic Risk Allocation Fund, May 31, 2016, annual report


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A	  75
Class B	   0
Class C	   0
Class M	   0

72DD2

Class R	   0
Class R5	   0
Class R6	 796
Class Y	 179

73A1

Class A	0.033
Class B	0.000
Class C	0.000
Class M	0.000

73A2

Class R	0.000
Class R5	0.000
Class R6	0.085
Class Y	0.035

74U1	(000s omitted)

Class A	1,969
Class B	318
Class C	957
Class M	24

74U2	(000s omitted)

Class R	13
Class R5	0
Class R6	9,367
Class Y	4,593

74V1

Class A	10.28
Class B	10.08
Class C	10.09
Class M	10.27

74V2

Class R	10.21
Class R6	10.26
Class Y	10.30

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.